Exhibit 10.1

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES INC. 270 Park Avenue New York, NY 10017	CREDIT SUISSE, CAYMAN ISLANDS BRANCH CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	GOLDMAN SACHS BANK USA GOLDMAN SACHS CREDIT PARTNERS L.P. 85 Broad Street New York, NY 10004

December 15, 2007

Ingersoll-Rand Company Limited

Ingersoll-Rand Company

155 Chestnut Ridge Road

Montvale, New Jersey 07645

Attention: Barbara L. Brasier

Vice President and Treasurer

Project Ski School

$3,900,000,000 Senior Unsecured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMorgan”), Credit Suisse, Cayman Islands Branch (“Credit Suisse”), Credit Suisse Securities (USA) LLC (“CSS”), Goldman Sachs Bank USA (“GSUSA”) and Goldman Sachs Credit Partners L.P. (“GSCP” and, (i) in its capacity as a Lender, together with JPMCB Credit Suisse and GSUSA, the “Initial Lenders” and (ii) in its capacity as an arranger, together with JPMorgan and CSS, the “Arrangers” (and the Arrangers, together with the Initial Lenders, the “Commitment Parties”)) that Ingersoll-Rand Company and Ingersoll-Rand Company Limited (“IR” and, together with Ingersoll-Rand Company, “you”) intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in the Term Sheet (as defined below)).

In connection with the Transactions, JPMCB, Credit Suisse, GSCP and GSUSA are pleased to advise you of their commitments to provide $1,300,000,000, $1,300,000,000, $1,175,000,000 and $125,000,000, respectively, of the aggregate principal amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). Each of the Initial Lender’s commitments hereunder shall be several and not joint. If any Initial Lender fails to fund its commitment hereunder (other than as a result of a failure of a condition precedent to be satisfied) (any such Initial Lender, a “Non-Funding Initial Lender”), you shall be entitled to engage one or more replacement lenders (each, a “Replacement Lender”) to provide the commitments of such Non-Funding Initial Lender; provided that such Replacement Lenders, in the aggregate, provide the full amount of the commitments that were to be provided by all such Non-Funding Initial Lenders. Each Replacement Lender (i) shall be engaged on terms no less favorable to you than those provided in this Commitment Letter, the Term Sheet and the Fee Letter, (ii) shall be reasonably acceptable to each Initial Lender that funds its commitment hereunder (each such Initial Lender, a “Funding Initial Lender”) and (iii) may be afforded titles and roles in connection to the Transactions that are reasonably acceptable to each Funding Initial Lender. In no event shall any Funding Initial Lender be obligated to fund a portion of the Facility in excess of its pro rata share of the commitments as of the date of this Commitment Letter.

You hereby appoint the Arrangers, and the Arrangers hereby agree to act, as joint lead arrangers and joint bookrunners for the Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet. You also hereby appoint JPMCB to act, and JPMCB hereby agrees to act, as sole and exclusive administrative agent for the Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet. Each of the Arrangers and JPMCB, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is understood and agreed that (a) no additional agents, co-agents, arrangers, co-arrangers, managers, co-managers, bookrunners or co-bookrunners will be appointed and no other titles will be awarded in connection with the Facility without the approval of the Arrangers and the Initial Lenders and (b) no compensation (other than as expressly contemplated by the Term Sheet or the Fee Letter referred to below) will be paid in connection with the Facility unless you and we so agree.

Each Initial Lender reserves the right, prior to or after the execution of definitive documentation for the Facility, to syndicate all or a portion of its commitments hereunder to one or more financial institutions (subject to your consent (not to be unreasonably withheld)) that will become parties to such definitive documentation pursuant to syndications to be managed by the Arrangers (the financial institutions becoming parties to such definitive documentation being collectively referred to as the “Lenders”); provided that (i) successful syndication of the commitments is not a condition to the commitments and (ii) any assignment by any Commitment Party of all or any portion of its commitments hereunder will not release such Commitment Party from any of its obligations hereunder or such commitment (or portion thereof) unless and until the assignee of such commitment has funded the commitment so assigned. The Arrangers may decide to commence syndication efforts promptly, and you agree actively to assist the Arrangers in completing timely and orderly syndications satisfactory to the Arrangers. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships, (b) direct contact during the syndications between your senior management, representatives and advisors, on the one hand, and the proposed Lenders, on the other hand, (c) your assistance (including but not limited to the use of commercially reasonable efforts to cause the Company and your respective affiliates and advisors to assist) in the preparation of Confidential Information Memoranda for the Facility and other marketing materials to be used in connection with the syndications (collectively, the “Information Materials”), and (d) preparing and providing to the Commitment Parties all information with respect to (i) you and your respective subsidiaries, (ii) the Transactions and the other transactions contemplated hereby, including a business plan in form and substance reasonably satisfactory to the Initial Lenders, and (iii) all other financial information and projections (the “Projections”), as the Commitment Parties may reasonably request in connection with the syndication of the Facility.

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It is understood and agreed that the Arrangers will, after consultation with you, manage all aspects of the syndications, including but not limited to selection of Lenders (subject to your consent (not to be unreasonably withheld)), determination of when the Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, any naming rights and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of fees among the Lenders will be at the Arrangers’ sole discretion. In acting as the joint lead arrangers and joint bookrunners, the Arrangers will have no responsibility other than to arrange the syndications as set forth herein and shall in no event be subject to any fiduciary or other implied duties.

You represent and warrant that (a) all written information other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you, your respective subsidiaries or any of your representatives, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Commitment Parties by or on behalf of you, your respective subsidiaries or any of your representatives or affiliates, have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, at the time the related Projections are made available to the Commitment Parties and on the Closing Date; provided that, with respect to any Information or Projections relating to the Company, such representation and warranty is made to only your knowledge. You agree that if at any time from and including the date hereof until the closing of the Facility, the representation and warranty in the immediately preceding sentence would not be satisfied if the Information and Projections were being furnished at such time, then you will promptly supplement the Information and the Projections so that such representation and warranty would be true and correct under those circumstances. In arranging the Facility, including the syndication of the Facility, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay (or to cause to be paid) to the Initial Lenders the earned and payable fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facility (the “Fee Letter”). Once paid, except as expressly provided in the Fee Letter, such fees shall not be refundable under any circumstances.

The commitments hereunder and the Arrangers’ agreement to perform the services described herein are further subject to (a) since September 30, 2007, there not having occurred any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition, liabilities or results of operations of the Company and its subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the

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economy in general, (B) in the industries in which the Company or any of its subsidiaries operates in general, to the extent (in the case of (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Company or any of its subsidiaries, (C) arising out of, resulting from or attributable to (1) changes in generally accepted accounting principles or in accounting standards, (2) the execution, announcement or performance of the Acquisition Agreement or the consummation of the transactions contemplated thereby, including by reason of the identity of IR or any communication by IR regarding the plans or intentions of IR with respect to the conduct of the business of the Company and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising relating to the Acquisition Agreement or the transactions contemplated thereby; provided, however, that this clause (2) shall not affect the representations set forth in Sections 3.01(e), 3.01(n)(x) and 3.01(n)(xi) of the Acquisition Agreement or the provision that such representations be true and correct in accordance with the terms of Section 6.02(a) thereof, (3) any action taken by the Company or its subsidiaries as contemplated or permitted by the Acquisition Agreement or with IR’s consent, (4) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings (for the avoidance of doubt, the exception in this clause (4) shall not prevent the underlying cause of any such failure to be taken into account in determining whether a Material Adverse Effect has occurred) or (5) any item or items set forth on Section 8.03(i) of the Company disclosure schedule attached to the Acquisition Agreement or (ii) is or would reasonably be expect to impair in any material respect the ability of the Company to consummate the Acquisition and the other transactions contemplated by the Acquisition Agreement or to perform its obligations under the Acquisition Agreement on a timely basis (a “Material Adverse Effect”), (b) the Initial Lenders’ reasonable satisfaction in all respects with the material terms of the Acquisition Agreement (and you hereby confirm that there are no material agreements related to the Acquisition, except for the Acquisition Agreement, and the Initial Lenders hereby confirm their satisfaction with the execution copy of such Acquisition Agreement, including the disclosure schedules thereto, delivered December 15, 2007, at 3:52 pm), (c) the Initial Lenders’ satisfaction that, prior to and during the syndications of the Facility prior to the Closing Date, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, the Company or your or its respective subsidiaries being offered, placed or arranged (except for (1) issuance of commercial paper and (2) a refinancing of the Existing Credit Agreement, upsized to $1,500,000,000, and issuances of debt securities other than commercial paper; provided that the proceeds of a refinancing of the Existing Credit Agreement in excess of $750,000,000 or the proceeds of issuances of debt securities other than commercial paper shall be first used to finance the Acquisition and, to the extent so used, shall reduce the Initial Lenders’commitments hereunder) and (d) your compliance with the section of the Term Sheet entitled “Conditions Precedent to Initial Borrowing”.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Term Sheet or any other document concerning the financing of the Transactions to the contrary, except to the extent expressly set forth as a separate condition in this Commitment Letter or the section of the Term Sheet entitled “Conditions Precedent to Initial Borrowing”, (a) the only representations relating to you and your respective subsidiaries and your and their businesses or to the Company and its subsidiaries and its and their businesses, the making of which shall be a condition to availability of the Facility on the Closing Date, shall be (i) such of the representations made by you or the Company, as applicable, in the Acquisition Agreement, as

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are material to the interests of the Lenders, but only to the extent any breach of such representations shall give you the right to terminate your obligations, or the Company the right to terminate its obligations (if, in the case of the Company, such right has not been waived), under the Acquisition Agreement and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions set forth in this Commitment Letter and in the section of the Term Sheet entitled “Conditions Precedent to Initial Borrowing” are satisfied (such conditions being the only conditions to funding on the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate power and authority to execute, deliver and perform the loan documents; due execution and delivery of the loan documents; no violation of law with respect to execution, delivery and performance of the loan documents; the enforceability of the loan documents; Federal Reserve margin regulations; the Investment Company Act; and the status of the loan documents as senior debt. Subject to clause (b) of the first sentence of this paragraph, those matters that are not covered by or made clear under the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and you. This paragraph of the Commitment Letter is referred to herein and in the Term Sheet as the “Specified Representations Paragraph.”

By executing this Commitment Letter, you agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and each of their respective officers, directors, partners, employees, affiliates, agents and controlling persons (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such indemnified person is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or you or any of your affiliates, and to reimburse each such indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, material breaches of contract, claims, damages, liabilities or related expenses to the extent it is determined by a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such indemnified person, and (b) to reimburse the Commitment Parties upon request from time to time for all reasonable out-of-pocket expenses (including but not limited to the expenses of the Commitment Parties’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel) incurred in connection with the Facility and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facility. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages directly or indirectly arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, other than damages arising from such indemnified person’s bad faith, gross negligence or willful misconduct, or for any special, indirect, consequential or punitive damages in connection with its activities related to the Facility.

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You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including but not limited to financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or any of their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such party of services for other companies, and none of the Commitment Parties or any of their respective affiliates will furnish any such information to other companies. You also acknowledge that none of the Commitment Parties or any of their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or your respective subsidiaries or representatives, confidential information obtained by such party from any other company or person.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and any of the Commitment Parties, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) each of the Commitment Parties, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, other than as provided in the letters dated November 30, 2007, from each of CSS, JPMorgan and Goldman Sachs & Co. respectively to Ingersoll-Rand Company Limited in connection with their engagement as financial advisors for the Acquisition, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty in respect of such Commitment Party’s activities under this Commitment Letter (each, a “Fiduciary Claim”) that you may have and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a Fiduciary Claim or to any person asserting such a Fiduciary Claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each Arranger is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Arranger may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations of, you and other companies with which you may have commercial or other relationships). With respect to any securities and/or financial instruments so held by any Arranger or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Commitment Parties, and any attempted assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter (including the exhibits hereto) and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter (including the exhibits hereto) and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facility. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the parties required to be indemnified hereunder. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. The Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of the fourth preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities; provided that any assignment by any Commitment Party of all or any portion of its commitments hereunder to an affiliate will not release such Commitment Party from any of its obligations hereunder unless and until such affiliate has funded the commitment so assigned.

You irrevocably and unconditionally submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York over any suit, action or proceeding arising out of, relating to, based upon or as a result of the Transactions, this Commitment Letter, the Term Sheet or the Fee Letter or the performance of services hereunder or thereunder. You hereby agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding brought in any such court. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You agree that a final, non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment. You and the Commitment Parties irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party arising out of, relating to, based upon or as a result of the Transactions, this Commitment Letter, the Term Sheet or the Fee Letter or the performance of services hereunder or thereunder.

You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Fee Letter, the Term Sheet or the contents hereof or thereof to any person, except (a) to your officers, employees, attorneys, accountants and advisors, (b) solely with respect to the Commitment Letter and the Term Sheet (but not the Fee Letter), to the Company and its respective officers, directors, employees, attorneys, advisors and accountants and (c) as required by applicable law or compulsory legal process, provided that, in the case of clauses (a) and (b), such disclosure shall be made on a confidential and need-to-know basis.

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Each Commitment Party hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies you and the Guarantors, which information may include the name and address of you and the Guarantors and other information that will allow each Commitment Party and each of the Lenders to identify you and the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each of the Lenders.

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to the Initial Lenders enclosed duplicate originals (or facsimiles) of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on December 17, 2007. The commitments hereunder will expire at such time in the event that the Initial Lenders have not received such executed duplicate originals (or facsimiles) in accordance with the immediately preceding sentence. In the event that the execution of the credit agreement for the Facility does not occur on or before September 30, 2008, then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension. The syndication, compensation, reimbursement, indemnification, jurisdiction, governing law, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that the reimbursement and indemnification provisions shall be superseded by the definitive documentation, upon execution and delivery thereof.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

By	/s/ Anthony W. White
Name:	Anthony W. White
Title:	Vice President

J.P. MORGAN SECURITIES INC.,

By	/s/ Thomas H. Kozlark
Name:	Thomas H. Kozlark
Title:	Executive Director

Signature Page to the Commitment Letter

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

By	/s/ Karl Studer
Name:	Karl Studer
Title:	Director

By	/s/ Petra Jaek
Name:	Petra Jaek
Title:	Assistant Vice President

CREDIT SUISSE SECURITIES (USA) LLC,

By	/s/ Christopher Cunningham
Name:	Christopher Cunningham
Title:	Managing Director

Signature Page to the Commitment Letter

GOLDMAN SACHS CREDIT PARTNERS L.P.,

By	/s/ Brian Packard
Name:	Brian Packard
Title:

GOLDMAN SACHS BANK USA,

By	/s/ William Yarbenet
Name:	William Yarbenet
Title:	Vice President

Signature Page to the Commitment Letter

Accepted and agreed to as of the date first written above:

INGERSOLL-RAND COMPANY,

By	/s/ James V. Gelly
Name:	James V. Gelly
Title:	Senior Vice President

INGERSOLL-RAND COMPANY LIMITED,

By	/s/ Herbert L. Henkel
Name:	Herbert L. Henkel
Title:	Chairman, Chief Executive Officer and President

Signature Page to the Commitment Letter

EXHIBIT A

CONFIDENTIAL

December 15, 2007

Project Ski School

$3,900,000,000 Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit A have the meanings assigned to such terms in the Commitment Letter, dated the date hereof, to which this Exhibit A is attached.

Borrowers:	The borrowers under the Facility (as defined below) will be Ingersoll-Rand Company, a New Jersey corporation, and Ingersoll-Rand Company Limited, a Bermuda company (collectively, the “Borrowers”).

Transactions:

Pursuant to an Agreement and Plan of Merger (together with all exhibits and schedules thereto, the “Acquisition Agreement”) to be entered into among Ingersoll-Rand Company Limited (“IR”), Indian Merger Sub, Inc. (“Merger Sub”) and Trane Inc. (the “Company”), an acquisition will be consummated (the “Acquisition”) in which (a) Merger Sub will be merged with and into the Company, with the Company as the surviving entity and (b) the existing stockholders of the Company will receive, for each share of outstanding Company stock (together with the associated rights), aggregate consideration consisting of 0.23 common shares of IR (together with the associated number of rights) and $36.50 in cash (the “Merger Consideration”); provided that IR may substitute up to $1.00 per share in additional cash consideration in lieu of a portion of, and appropriately reducing, the stock consideration in accordance with the terms of the Acquisition Agreement.

In connection with the Acquisition, (a) the Borrowers will obtain the Facility, as defined below under the caption “Facility”, on the date on which the Acquisition is consummated (the “Closing Date”) and (b) fees and expenses incurred in connection with the Transactions (as defined below) (the “Transaction Costs”) will be paid. The transactions described in this paragraph, together with the Acquisition, are collectively referred to herein as the “Transactions”.

Guarantees:	All obligations of the Borrowers under the Facility will be unconditionally guaranteed (the “Guarantees”) by (a) each other and (b) any other entities (any such entities, together with the Borrowers, in their capacities as guarantors, the “Guarantors”) that guarantee (i) as of the Closing Date, IR’s outstanding notes and debentures or indebtedness under the Existing Credit Agreement (as defined below) or (ii) any other indebtedness the proceeds of which are required to be applied to repay the Facility (as defined below).

Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. (“JPMorgan”), Credit Suisse Securities (USA) LLC (“CSS”) and Goldman Sachs Credit Partners L.P. (“GSCP” and, together with JPMorgan and CSS, the “Arrangers”) will act as joint lead arrangers and joint bookrunners for the Facility.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”) for a syndicate of financial institutions (the “Lenders”).

Syndication Agents:	GSCP and CSS (together with JPMCB, the “Agents”) will act as syndication agents for the Facility.

Purpose:	The proceeds of the Loans under the Facility will be used by the Borrowers on the Closing Date (a) to pay the Transaction Costs and (b) to pay a portion of the cash portion of the Merger Consideration.

Facility:	A 364-day senior unsecured revolving bridge facility in an aggregate principal amount of up to $3,900,000,000 (the “Facility”).

Final Maturity	The Facility will mature on the date (the “Maturity Date”) that is 364 days after the Closing Date.

Availability:	Loans under the Facility will be available on and after the Closing Date at any time prior to the Maturity Date, in minimum principal amounts to be agreed upon. Any amounts repaid under the Facility shall be accompanied by a corresponding pro rata reduction in the Lenders’ commitments under the Facility.

Interest Rates:	At the applicable Borrower’s option, ABR or LIBOR loans (“Loans”) will be available as follows:

(A) ABR Option:

Interest shall be at the Alternate Base Rate of JPMCB (the “ABR”), calculated on the basis of the actual number of days elapsed in a year of 360 days (or 365 or 366 days, as applicable, in the case of ABR Loans based on the Prime Rate), payable quarterly in arrears. The ABR is defined as the higher of (i) the Federal Funds Effective Rate, as published by the Federal Reserve Bank of New York, plus  1/2 of 1% and (ii) the prime commercial lending rate of JPMCB, as announced from time to time at its head office. ABR drawings shall be made available on a same-day basis if requested prior to 11:00 a.m. New York time and shall be in minimum amounts of $10,000,000 or any integral multiple of $1,000,000 in excess thereof.

(B) LIBOR Option:

Interest shall be determined for periods (“Interest Periods”) of one, two, three, or six months (as selected by the applicable Borrower) and, if agreeable to all the Lenders, nine or twelve months, and shall be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”), as reflected on the applicable Reuters screen, for the corresponding deposits of U.S. Dollars plus the Applicable Margin as set forth below. Interest will be paid at the end of each Interest Period or quarterly, whichever is earlier, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for Regulation D reserve requirements and will at all times include statutory reserves. LIBOR drawings shall require three business days’ prior notice and shall be in minimum amounts of $10,000,000 or any integral multiple of $1,000,000 in excess thereof.

Applicable Margin:	As set forth on Annex I hereto.

Facility Fee:	A facility fee determined in accordance with the attached Annex I shall accrue on the daily aggregate amount of the commitments under the Facility (as such may be reduced by payment or prepayment) for each day from and including the closing date of the definitive credit agreement to but excluding the date such commitments are terminated. Such facility fee shall be payable (a) quarterly in arrears and (b) upon the later of the date of the termination of such commitments in their entirety and the date the loans thereunder are repaid in their entirety.

Voluntary Facility Reductions and Prepayments:	Voluntary prepayments of Loans under the Facility and voluntary reductions of any unutilized portion of the Facility commitments will be permitted at any time, in whole or in part, with three business days’ prior notice, but without premium or penalty (except for LIBOR breakage costs, if any), in minimum amounts of $10,000,000 and multiples of $1,000,000 in excess thereof.

Mandatory Prepayments and Commitment Reductions:	Loans under the Facility shall be prepaid (a) with 100% of the net cash proceeds of issuances of debt obligations and equity securities of the Borrowers, subject to limited exceptions to be agreed, (b) with 100% of the net cash proceeds of asset sales or other dispositions of the Borrowers outside the ordinary course of business (including, without limitation, insurance and condemnation proceeds), subject to exceptions to be agreed and (c) in an amount not less than $500,000,000 within 30 business days of the Closing Date. Any prepayment made pursuant to this paragraph shall be accompanied by a corresponding pro rata reduction in the Lenders’ commitments under the Facility.

Representations and Warranties:	Substantially similar to those in the credit agreement, dated as of August 12, 2005, among the Borrowers; the banks listed therein; JPMCB, as administrative agent, JPMorgan and Citigroup Global Markets Inc, as lead arrangers and bookrunners; Citicorp USA, Inc., as syndication agent; and Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo-Mitsubishi, Ltd., New York Branch and UBS Securities LLC, as documentation agents (the “Existing Credit Agreement”).

Conditions Precedent to Initial Borrowing:

Subject to the Specified Representations Paragraph, the following: delivery of customary legal opinions; execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties in all material respects; payment of fees and expenses invoiced at least two business days prior to the initial borrowing; delivery of customary borrowing certificates; and delivery of other customary documentation evidencing corporate existence, authority and incumbency.

The Transactions shall have been consummated or shall be consummated simultaneously with the closing of the Facility in accordance with applicable law and the Acquisition Agreement (without giving effect to any amendments or waivers to or of the Acquisition Agreement that are materially adverse to the Lenders and not approved by the Agents).

Conditions Precedent to All Other Borrowings:	Substantially similar to those in the Existing Credit Agreement.

Affirmative and Negative Covenants:	Substantially similar to those in the Existing Credit Agreement.

Events of Default:	Substantially similar to those in the Existing Credit Agreement.

Assignments and Participations:	The Lenders shall be permitted to assign and sell participations in their Loans and commitments, subject, in the case of assignments (other than to an affiliate of the assigning Lender), to the consent of the applicable Borrower (except during the existence of an event of default) and, in the case of all assignments, to the consent of the Administrative Agent (which consent of the Administrative Agent shall not be unreasonably withheld). Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, provided that no participant shall be entitled to receive any greater amount under such provisions than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to the participant if no transfer had occurred. Pledges of Loans to a Federal Reserve Bank shall be permitted without restriction.

Indemnification:	Usual and customary for facilities of this type.

Voting:	Substantially similar to the voting provisions in the Existing Credit Agreement, with the required lenders defined as those Lenders having at least a majority of the Facility commitments or, if applicable, holding at least a majority of the unpaid amount of the Loans under the Facility.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and the Arrangers:	Cravath, Swaine & Moore LLP.

ANNEX I

Pricing Grid

	Ratings
Level	Moody’s	S&P	Facility Fee	Applicable Margin
I	A3	A-	0.060%	0.290%
II	Baa1	BBB+	0.070%	0.530%
III	Baa2	BBB	0.090%	0.610%
IV	Lower	Lower	0.125%	0.775%

For purposes of the foregoing: (a) in the case of split ratings from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), the ratings to be used to determine the applicable Level shall be the higher of the two ratings, or if the ratings differ by more than one Level as indicated above, the rating to be used to determine the applicable Level shall be the rating one above the lower of the two ratings, (b) if only one rating exists, you may have your debt rated by a substitute nationally-recognized rating agency reasonably acceptable to the Administrative Agent; until the issuance of such rating, the applicable Level shall be the Level corresponding to the rating one lower than the available rating, (c) if no ratings exist, the applicable Level shall be Level IV, and (d) if any rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the date on which it is first announced by the rating agency making such change. Each such change in the applicable margin and fees shall apply to all outstanding Eurocurrency Loans and to Facility Fees accruing during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any rating agency shall change, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.